EXHIBIT 2.4


                                    AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                              WORLDBID CORPORATION

TO THE SECRETARY OF STATE OF THE STATE OF NEVADA:

                              WORLDBID CORPORATION
                              (Name of Corporation)

We the undersigned, Andrea Smith, Vice President, and Barry Alexander, Corporate Secretary, of Worldbid Corporation, a Nevada corporation, do hereby certify that the Board of Directors of Worldbid Corporation adopted a resolution dated as of October 1, 2000 to amend the articles as follows:

Article 5 of the Articles of Incorporation of Worldbid Corporation is hereby repealed in its entirety and amended by the substitution to read as follows:

          "5. Capitalization. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 101,000,000 shares, of which 100,000,000 shares shall be common stock, each share having a par value of $0.0001 (the "Common Stock"), and 1,000,000 shares shall be preferred stock, each share having a par value of $0.0001 (the "Preferred Stock").

          The Preferred Stock may be divided into and issued in series. The Board of Directors of the Corporation is authorized to divide the authorized shares of Preferred Stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the Corporation is authorized, within any limitations prescribed by law and this Article, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of Preferred Stock including but not limited to the following.

          (a) The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

          (b) Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

          (c) The amount payable upon shares in the event of voluntary or involuntary liquidation;

          (d) Sinking fund or other provisions, if any, for the redemption or purchase of shares;

          (e) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

          (f) Voting powers, if any, provided that if any of the Preferred Stock or series thereof shall have voting rights, such Preferred Stock or series shall vote only on a share for share basis with the Common Stock on any matter, including but not limited to the election of directors, for which such Preferred Stock or series has such rights; and

          (g) Subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as the Board of Directors of the Corporation may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

          The Corporation shall not declare, pay or set apart for payment any dividend or other distribution (unless payable solely in shares of Common Stock or other class of stock junior to the Preferred Stock as to dividends or upon liquidation) in respect of Common Stock, or other class of stock junior to the Preferred Stock, nor shall it redeem, purchase or otherwise acquire for consideration shares of any of the foregoing, unless dividends, if any, payable to holders of Preferred Stock for the current period (and in the case of cumulative dividends, if any, payable to holders of Preferred Stock for the current period and in the case of cumulative dividends, if any, for all past periods) have been paid, are being paid or have been set aside for payment, in accordance with the terms of the Preferred Stock, as fixed by the Board of Directors.

          In the even of the liquidation of the Corporation, holders of Preferred Stock shall be entitled to receive, before any payment or distribution on the Common Stock or any other class of stock junior to the Preferred Stock upon liquidation, a distribution per share in the amount of the liquidation preference, if any, fixed or determined in accordance with the terms of such Preferred Stock plus, if so provided in such terms, an amount per share equal to accumulated and unpaid dividends in respect of such Preferred Stock (whether or not earned or declared) to the date of such distribution. Neither the sale, lease or exchange of all or substantially all of the property and assets of the Corporation, nor any consolidation or merger of the Corporation, shall be deemed to be a liquidation for the purposes of this Article."

Article 8 of the Articles of Incorporation of Worldbid Corporation is hereby repealed in its entirety and amended by substitution to read as follows:

     "Election of Directors. At all election of directors of the Corporation, each stockholder possessing voting power is entitled to cast one vote per share held for each director being elected. There shall be no cumulative voting."

The number of shares of the corporation outstanding and entitled to vote on an amendment of the Articles of Incorporation is 14,550,000; and the said changes and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.




                           /s/ Andrea Smith
                           ------------------------------------
                           Andrea Smith, Vice President,


                           /s/ Barry Alexander
                           ------------------------------------
                           Barry Alexander, Corporate Secretary


ACKNOWLEDGEMENT

Province of British Columbia

City of Victoria

On November 20, 2000,  personally  appeared  before me, a Notary Public,  Andrea
Smith,  Vice  President,   and  Barry  Alexander,   Corporate   Secretary,   who
acknowledged that they executed the above instrument.


NOTARY SEAL

Robbie Sheffman                                   ------------------------------
Barristar, Solicitor & Notary Public              ------------------------------
JONES EMERY HARGREAVES SWAN                          (print name)
1212 - 1175 Douglas Street
Victoria, B.C.  V6W 2E1
382-7222

                                                  My commission expires on:
                                                             N/A
                                                  ------------------------------